Exhibit 99.10

Grab Southeast Asia’s Leading Superapp[1] Driving economic empowerment across Southeast Asia All-in-one platform for everyday needs and everyday entrepreneurs 1 1 2 3 2 3 4 1 Financial Services 1 Digital wallet & GrabPay Card 2 Deliveries: On-demand delivery for 2 Insurance, wealth management ready-to-eat meals, groceries and parcels and loans 3 Mobility: On-demand two, three and 3 PayLater four-wheel transport options 4 Remittance 1. Based on category leadership in online food delivery, ride-hailing and digital wallet payments, as determined by Euromonitor based on 2020 share of GMV across Indonesia, Malaysia, Philippines, Singapore, Thailand and Vietnam.

Grab’s scale at-a-glance[2] 1.9B 25M[3] 5M transactions monthly registered driver completed transacting users partners in 2020 2M 2M 400+ merchant partners GrabKios agents cities across 8 countries 2. MTUs, driver-, merchant and agent-partner numbers are as of December 2020. 3. Monthly Transacting Users (“MTUs”) are dened as number of monthly unique users who have successfully paid for any of our products.

The Southeast Asian Market Opportunity

670M population, 2x the size of the U.S.



6 in 10 people in Southeast Asia are unbanked or underbanked[4]


US$180B+
US$52B
2020
2025

Total Addressable Market (TAM)[4]
across online food delivery, ride-hailing and digital wallet payments

4. Source: Euromonitor

Nascent Stages of Digital Transformation[5]

● Southeast Asia ● China


11%
21%

% 2020
online food delivery penetration[6]


3%
15%

% 2020
ride-hailing penetration[7]


17%
43%

% 2020
electronic transactions (volume)

5. Source: Euromonitor. Southeast Asia statistics here refer to Indonesia, Malaysia, Philippines,Singapore, Thailand and Vietnam
6. Based on % of total consumer foodservice that is ordered online (including online ordering for dine-in and takeaway)
7. Based on % of total consumer expenditure on ride-hailing out of consumer expenditure on buses, coaches and taxis, and operation of personal transport equipment

Grab's Superapp Success Story

Cross platform synergies accelerate growth and deliver competitive edge

#1 Category Leadership Across Southeast Asia[8]


Online food delivery


Digital wallet payments


Ride-hailing



8 countries

8. Source: Euromonitor. Based on 2020 share of GMV in online food delivery and ride-hailing, and share of TPV for digital wallet payments, across Indonesia, Malaysia, Singapore, Thailand, Philippines and Vietnam

Higher engagement and retention



79%

1-yr retention rate for users who use more than 3 services[9]



5x

increase since 2018 for % of MTUs that use more than 2 services



59%

of 2-wheel driver-partners service both GrabFood and Mobility[10]

9. for all users active in Dec 2019
10. As of 4Q2020. Based on Indonesia, Vietnam and Thailand driver-partner base.